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                       December 1, 2022

       Daniel Rogers
       Chief Financial Officer
       Papaya Growth Opportunity Corp. I
       2201 Broadway, #705
       Oakland, CA 94612

                                                        Re: Papaya Growth
Opportunity Corp. I
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-41223

       Dear Daniel Rogers:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction